Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-58982) pertaining to the 1992 Option Plan of TENERA, Inc., as amended, and the Registration Statement (Form S-8 No. 333-77413) pertaining to the 1993 Outside Director Compensation and Option Plan, Amended and Restated as of March 1, 1998, of TENERA, Inc., of our report dated February 25, 2003 (except
Note 10, as to which the date is September 29, 2003) with respect to the consolidated financial statements of TENERA, Inc. for the year ended December 31, 2002, included in this Proxy Statement filed on or about September 29, 2003.

                                                   /s/ERNST & YOUNG LLP

San Jose, California
September 29, 2003